EXHIBIT 10.5

COMSCORE, INC.
Restricted Stock Units Award Notice
This RESTRICTED STOCK UNITS AWARD NOTICE (this “Notice”) is made as of _________, 20__, by and between comScore, Inc., a Delaware corporation (the “Company”), and ___________ (the “Grantee”).
1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Notice will have the meanings given to such terms in the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”).
2.    Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Notice and in the Plan, pursuant to authorization under a resolution of the Committee, the Company has granted to the Grantee as of _________ __, 20__ (the “Date of Grant”) ______ Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Notice.
3.    Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.    Vesting of RSUs.

(a)
Normal Vesting. The RSUs covered by this Notice shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof on the earlier of June 30, 2019 and the date of the Company’s 2019 annual meeting of stockholders if the Grantee remains a member of the Board until such applicable date (the period from the Date of Grant until such applicable date, the “Vesting Period”). Subject to the terms of the Plan, and except as otherwise provided in Section 4(b), RSUs that do not so become nonforfeitable will be forfeited, including if the Grantee ceases to serve on the Board prior to the end of the Vesting Period.

(b)
Change in Control. Notwithstanding Section 4(a) to the contrary, the RSUs covered by this Notice shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof on the date of a Change in Control that occurs prior to the end of the Vesting Period if the Grantee remains a member of the Board until such date.

5.    Form and Time of Payment of RSUs.

(a)
Payment for the RSUs, after and to the extent they have become nonforfeitable (“Vested RSUs”), shall be made in the form of Common Stock. To the extent the RSUs are Vested RSUs on the dates set forth below and to the extent such Vested RSUs have not previously been settled, the Company will settle such Vested RSUs as follows:

(i)
As soon as administratively practicable following (but no later than thirty (30) days following) the date of the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, payment of the Vested RSUs shall be made to the Grantee; and

(ii)
On the date of a Change in Control, payment of the Vested RSUs shall be made to the Grantee; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 5 as though such Change in Control had not occurred.

(b)
If the RSUs become payable on the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, payment for the RSUs shall be made on the earlier of the first day of the seventh month after the date of the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or the Grantee’s death.

(c)	The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.
6.    Dividend Equivalents; Voting and Other Rights.

(a)
The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.

(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.

(c)	The obligations of the Company under this Notice will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Notice.

7.
Adjustments. The RSUs and the number of shares of Common Stock issuable for each RSU, and the other terms and conditions of the grant evidenced by this Notice, are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

8.	Taxes. The Grantee will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any shares of Common Stock.

9.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Notice, the Company shall not be obligated to issue any Common Stock pursuant to this Notice if the issuance thereof would result in a violation of any such law.

10.
Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Notice and the Plan comply with the provisions of Section 409A of the Code. This Notice and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Notice or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

11.
Interpretation. Any reference in this Notice to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

12.    No Right to Future Awards or Board Membership. The grant of the RSUs under this Notice to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Notice shall confer upon the Grantee any right to continued service as a member of the Board.
13.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Notice to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Notice without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.
14.    Severability. In the event that one or more of the provisions of this Notice shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
15.    Relation to Plan. This Notice is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Notice and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Notice.
16.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
17.    Governing Law. This Notice shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
18.    Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Notice shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
19.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Notice and the Plan, (c) understands the terms and conditions of this Notice and the Plan and (d) agrees to such terms and conditions.